EXHIBIT 10.1

SECOND AMENDMENT

TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Second Amendment To Amended and Restated Loan And Security Agreement (this “Amendment”) dated as of February 17, 2009, is entered into by and among Bell Microproducts Inc., a California corporation (“Administrative Borrower”), Bell Microproducts – Future Tech, Inc., a California corporation (“Future Tech”), Rorke Data, Inc., a Minnesota corporation (“Rorke”), Bell Microproducts Canada – Tenex Data ULC, a Nova Scotia unlimited liability company (“Tenex”), Total Tec Systems, Inc., a New Jersey corporation (“Total Tec”), Forefront Graphics US Inc., an Ontario corporation (“Forefront” and together with Administrative Borrower, Future-Tech, Rorke, Tenex and Total Tec, individually, a “Borrower” and collectively, “Borrowers”), Bell Microproducts Canada Inc., a California corporation (“Bell Micro Canada”), Bell Microproducts Mexico Shareholder, LLC, a Florida limited liability company (“Mexico Shareholder” and together with Bell Micro Canada, collectively, “Guarantors”), Wachovia Capital Finance Corporation (Western), in its capacity as administrative agent for the financial institutions from time to time parties to the Loan Agreement (as defined below) as lenders (each individually, a “Lender” and collectively, “Lenders”) (in such capacity, “Agent”), and Required Lenders (as defined in the Loan Agreement), with reference to the following facts:

RECITALS

A.           Lenders are extending various secured financial accommodations to Borrowers upon the terms of that certain Amended and Restated Loan and Security Agreement dated as of September 29, 2008 among Borrowers, Guarantors, Lenders, Wachovia Capital Markets, LLC in its capacity as lead arranger and sole bookrunner, Agent and Bank of America, N.A., in its capacity as co-agent, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of November 10, 2008 (the “Loan Agreement”).

B.           Borrowers, Guarantors, Required Lenders and Agent now desire to amend the Loan Agreement upon the terms and conditions set forth herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, Borrowers, Guarantors, Required Lenders and Agent hereby agree as follows:

1. Defined Terms.  Unless otherwise specified herein, any capitalized terms defined in the Loan Agreement shall have the same respective meanings as used herein.

2. Amendments to Loan Agreement.

(a) Interest Rate.  Clause (a) of the definition of “Interest Rate” in Section 1.75 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a)           Subject to clause (b) below, (i) as to Prime Rate Loans, a rate per annum equal to the greater of (A) five percent (5.0%) or (B) the applicable Prime Rate Margin plus the Prime Rate, and (ii) as to Eurodollar Rate Loans, a rate per annum equal to the greater of (A) five percent (5.0%) or (B) the applicable Eurodollar Rate Margin plus the Adjusted Eurodollar Rate (based on the London Interbank Offered Rate applicable for the Interest Period selected by a Borrower (or on its behalf by Administrative Borrower) as in effect three (3) Business Days after the date of receipt by Agent of the request by or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Administrative Borrower).”

(b) Inventory Appraisals.  The following is hereby added at the end of Section 7.3(d) of the Loan Agreement:

“In addition to the foregoing appraisals, Borrowers shall, at their expense, deliver or cause to be delivered to Agent desktop appraisals as to Inventory in form, scope and methodology acceptable to Agent in its sole discretion, on a monthly basis through and including December 2009 and, if requested by Agent in its sole discretion, on a monthly basis thereafter; provided, however, that if Borrowers furnish Agent with a full appraisal as to Inventory pursuant to the foregoing provisions for any month, a desktop appraisal as to Inventory will not be required for such month.”

(c) Financial Statements.  The proviso at the end of the first sentence in Section 9.6(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“provided, that, notwithstanding anything contained in this Section 9.6(a) to the contrary, Borrowers hereby agree that they shall deliver the audited consolidated financial statements and associated documentation that would otherwise be required under Clause (iii) above for the 2007 and 2008 fiscal years, on or before June 30, 2009, and the Agent and Lenders agree that the failure of Borrowers to deliver any such audited consolidated financial statements and associated documentation prior to June 30, 2009 shall not constitute an Event of Default hereunder.”

(d) Fixed Charge Coverage Ratio.  Section 9.13 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.13                      Fixed Charge Coverage Ratio.  Administrative Borrower and its Subsidiaries, on a consolidated basis, shall achieve, when measured for each fiscal period of Administrative Borrower set forth below, a Fixed Charge Coverage Ratio of not less than the ratio set forth opposite such fiscal period:

Fiscal Period	Minimum Fixed Charge Coverage Ratio
For the 3 month period ending March 31, 2009	0.35 to one
For the 3 month period ending June 30, 2009	0.75 to one
For the 3 month period ending September 30, 2009	1.10 to one
For the 6 month period ending December 31, 2009	1.10 to one
For the 9 month period ending March 31, 2010	1.10 to one
For each 12 month period ending on the last day of each fiscal quarter after March 31, 2010	1.10 to one”

(e) Excess Availability.  Section 9.14 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“9.14                      Excess Availability.  Borrowers shall maintain an average daily Excess Availability during each calendar month, as calculated at the end of such calendar month, of not less than ten percent (10%) of the lesser of (a) the Revolving Loan Limit or (b) the average daily Borrowing Base during such calendar month; provided, however, that Excess Availability shall not be less than $15,000,000 at any time.”

3. Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the receipt by Agent or the satisfaction of the following conditions precedent:

(a) Counterparts of this Amendment duly executed and delivered by Borrowers, Guarantors, Agent and Required Lenders;

(b) A stock pledge agreement duly executed and delivered by Bell Micro Canada in favor of, and in form and substance satisfactory to, Agent with respect to 65% of the issued and outstanding shares of Capital Stock of Tenex;

(c) Original stock certificates representing all of the issued and outstanding shares of Capital Stock of Future Tech, Rorke, Tenex and Forefront in which Agent holds a security interest, together with stock powers duly executed in blank therefor;

(d) A fee letter duly executed and delivered by Borrowers and Guarantors in favor of, and in form and substance satisfactory to, Agent with respect to the agreed upon fee payable to Agent for its own account;

(e) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist;

(f) The representations and warranties set forth herein and in the Loan Agreement shall be true and correct; and

(g) All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

4. Guarantors’ Acknowledgement.  Guarantors each hereby acknowledge and consent to the terms, conditions and provisions of this Amendment and to the transactions contemplated hereby.  Bell Micro Canada hereby reaffirms its obligations under its Guarantee, dated as of May 14, 2001, and agrees that it is and shall remain responsible for the Obligations of Borrowers under the Loan Agreement as amended by this Amendment.  Mexico Shareholder hereby reaffirms its obligations under its Guarantee, dated as of October 9, 2003, and agrees that it is and shall remain responsible for the Obligations of Borrowers under the Loan Agreement as amended by this Amendment.

5. Amendment Fee.  Borrowers shall pay an amendment fee in the amount of $300,000 to Agent for the benefit of Lenders based upon their respective Pro Rata Shares, which amendment fee shall be due and payable by Borrowers, and fully earned by Lenders, on the date of this Amendment.

6. Representations and Warranties.  Each Borrower and Guarantor reaffirms that the representations and warranties made to Lenders and Agent in the Loan Agreement and other Financing Agreements are true and correct in all material respects as of the date of this Amendment as though made as of such date and after giving effect to this Amendment.  In addition, each Borrower and Guarantor makes the following representations and warranties to Lenders and Agent, which shall survive the execution of this Amendment.

(a) The execution, delivery and performance of this Amendment are within each Borrower’s and Guarantor’s powers, have been duly authorized by all necessary actions, have received all necessary governmental approvals, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or Guarantor.

(b) This Amendment is the legal, valid and binding obligation of each Borrower and Guarantor enforceable against each Borrower and Guarantor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally.

(c) No event has occurred and is continuing, after giving effect to this Amendment, which constitutes an Event of Default under the Loan Agreement or any other of the Financing Agreements, or would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

7. Continuing Effect of Financing Agreements.  To the extent of any inconsistencies between the terms of this Amendment and the Loan Agreement, this Amendment shall govern.  In all other respects, the Loan Agreement and other Financing Agreements shall remain in full force and effect and are hereby ratified and confirmed.

8. References.  Upon the effectiveness of this Amendment, each reference in any Financing Agreements to “the Agreement”, “hereunder,” “herein,” “hereof,” or of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

9. Governing Laws.  This Amendment, upon becoming effective, shall be deemed to be a contract made under, governed by, and subject to, and shall be construed in accordance with, the internal laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment as of the date first set forth above, to become effective in the manner set forth above.

“Borrowers”	“Guarantors”
BELL MICROPRODUCTS INC.
By: /s/ W. Donald Bell
Name: W. Donald Bell
Title: President & Chief Executive Officer

BELL MICROPRODUCTS – FUTURE TECH, INC.
By: /s/ Andrew S. Hughes
Name: Andrew S. Hughes
Title: Vice President & Secretary

BELL MICROPRODUCTS CANADA INC.
By: /s/ Andrew S. Hughes
Name: Andrew S. Hughes
Title: Vice President & Secretary

BELL MICROPRODUCTS MEXICO SHAREHOLDER, LLC
By: /s/ W. Donald Bell
Name: W. Donald Bell
Title: Authorized Representative

RORKE DATA, INC. By: /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: Vice President & Secretary
BELL MICROPRODUCTS CANADA – TENEX DATA ULC By: /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: Vice President & Secretary
TOTAL TEC SYSTEMS, INC. By: /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: Vice President & Secretary
FOREFRONT GRAPHICS US, INC. By: /s/ Andrew S. Hughes Name: Andrew S. Hughes Title: Vice President & Secretary
“Agent and Lenders” WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Agent and Lender By: /s/ Gary Whitaker Name: Gary Whitaker Title: Director
BANK OF AMERICA, N.A., as Lender By: Name: Title:
THE CIT GROUP/BUSINESS CREDIT, INC., as Lender By: /s/ Kirk Wolverton Name: Kirk Wolverton Title: Vice President
WELLS FARGO FOOTHILL, LLC, as Lender By: /s/ Ilene Silberman Name: Ilene Silberman Title: Vice President